EXHIBIT 4.149
SIG COMBIBLOC HOLDING GMBH
as Pledgor
in favour of
WILMINGTON TRUST (LONDON) LIMITED
as Collateral Agent
and
THE SECURED PARTIES
as defined in the First Lien Intercreditor Agreement

SHARE PLEDGE AGREEMENT
in respect of shares in SIG Combibloc Ltd.

“The taking of this document or any certified copy of it or any document which constitutes substitute documentation for it, or any document which includes written confirmations or references to it, into Austria as well as printing out any e-mail communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee may cause the imposition of Austrian stamp duty. Accordingly, keep the original document as well as all certified copies thereof and written and signed references to it outside of Austria and avoid printing out any email communication which refers to any Loan Document in Austria or sending any e-mail communication to which a pdf scan of this document is attached to an Austrian addressee or sending any e-mail communication carrying an electronic or digital signature which refers to any Loan Document to an Austrian addressee.”

THIS AGREEMENT is made on 29 January 2010.
BETWEEN
(1)	SIG COMBIBLOC HOLDING GMBH, a company with limited liability (Gesellschaft mit beschraenkter Haftung) incorporated under the laws of Germany registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Düren, Germany under HRB 5751 (the “Pledgor”);

(2)	WILMINGTON TRUST (LONDON) LIMITED as collateral agent appointed under the First Lien Intercreditor Agreement (as defined below) acting in its own right and/or for the benefit and on behalf of the Secured Parties (the “Collateral Agent”, and this expression shall include any person for the time being appointed as successor collateral agent and any permitted assigns in such capacity, for the purpose of, and in accordance with, the First Lien Intercreditor Agreement); and

(3)	THE SECURED PARTIES (as defined below) acting through the Collateral Agent.
IT IS AGREED as follows.
1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Agreed Security Principles” has the meaning it is given in the Credit Agreement and the Senior Secured Note Indenture and to the extent of any inconsistency the meaning it is given in the Credit Agreement shall prevail.

“Agreement” means this Share Pledge Agreement and all Pledge Supplements.

“Borrowers” means the “Borrowers” under, and as defined in, the Credit Agreement from time to time.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York, Germany and Bangkok.

“Collateral Rights” means all rights, powers and remedies of the Collateral Agent provided by this Agreement or by law.

“Company” means SIG Combibloc Ltd., a company incorporated under the laws of Thailand with registered office at 33 Moo 4 Pluakdaeng Sub-District, Pluakdaeng District, Rayong Province (Thai company registration no. 0105538149390).

“Companies” means SIG Combibloc GmbH, SIG Vietnam Beteiligungs GmbH and SIG Combibloc Systems GmbH.

“Credit Agreement” means the Credit Agreement dated as of 5 November 2009, among Reynolds Group Holdings, Inc., Reynolds Consumer Products Holdings Inc.,

SIG Euro Holding AG & Co KGaA, SIG Austria Holding GmbH, Closure Systems International Holdings Inc., and Closure Systems International B.V. as borrowers, Reynolds Group Holdings Limited, the lenders from time to time party thereto and Credit Suisse AG (formerly known as Credit Suisse), as administrative agent, as amended, extended, restructured, renewed, novated, supplemented, restated, refunded, replaced or modified from time to time.

“Enforcement Event” means an Event of Default under, and as defined in, the First Lien Intercreditor Agreement.

“Enforcement Notice to the Company” means a notice in the form set out in Schedule 6 (or such other form as may be approved by the Collateral Agent).

“Enforcement Notice to the Pledgor” means a notice in the form set out in Schedule 7 (or such other form as may be approved by the Collateral Agent).

“Existing Shares” means the shares identified in Schedule 1, which are owned by the Pledgor at the date of this Agreement.

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement dated as of 5 November 2009, among (among others), The Bank of New York Mellon, as collateral agent and trustee under the Senior Secured Note Indenture, Credit Suisse AG (formerly known as Credit Suisse), as administrative agent under the Credit Agreement, and the Loan Parties, as amended, novated, supplemented, extended, restated, replaced or modified from time to time (including by a joinder agreement dated 21 January 2010 under which the Collateral Agent was added as a collateral agent under the First Lien Intercreditor Agreement).

“Intercreditor Arrangements” means the First Lien Intercreditor Agreement and any other document that is designated by the Loan Parties’ Agent and the Collateral Agent as an intercreditor agreement, in each case as amended, novated, supplemented, restated, replaced or modified from time to time.

“Issuers” means the “Issuers” under, and as defined in, the Senior Secured Note Indenture, including their successors in interest.

“Loan Documents” means the “Credit Documents” under, and as defined in, the First Lien Intercreditor Agreement and any other document designated by the Loan Parties’ Agent and the Collateral Agent as a Loan Document.

“Loan Parties” means the “Grantors” under, and as defined in, the First Lien Intercreditor Agreement.

“Loan Parties’ Agent” means Reynolds Group Holdings Limited (formerly known as Rank Group Holdings Limited).

“Notice of Acknowledgement” means a notice in the form set out in Schedule 3 (or such other form as may be acceptable to the Collateral Agent).

“Notice of Pledge” means a notice in the form set out in Schedule 2 (or such other form as may be acceptable to the Collateral Agent).

“Obligations” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of each Loan Party and each grantor of a security interest to the Secured Parties (or any of them) under each or any of the Loan Documents, together with all costs, charges and expenses incurred by any Secured Party in connection with the protection, preservation or enforcement of its respective rights under the Loan Documents or any other document evidencing or securing any such liabilities.

“Pledge Supplement” means a pledge supplement substantially in the form set out in Schedule 5.

“Pledged Shares” means the Existing Shares and other shares in the Company (whether arising by way of redemption, bonus, preference, option, substitution, conversion or otherwise) that are from time to time the subject of and are listed in each Pledge Supplement or subject to the pledge to the Collateral Agent pursuant to this Agreement.

“Principal Finance Documents” means the Credit Agreement, the Senior Secured Note Indenture, the Intercreditor Arrangements and any Additional Agreement.

“Related Assets” means all rights, entitlements, benefits, proceeds, dividends, interest and other monies at any time arising or payable in respect of or derived from the Pledged Shares held by, or to the order or on behalf of, the Pledgor at any time.

“Secured Parties” means the “Secured Parties” under, and as defined in, the First Lien Intercreditor Agreement.

“Secured Properties” means the Pledged Shares and the Related Assets.

“Security” means the security created under or pursuant to or evidenced by this Agreement.

“Security Documents” means the “Security Documents” under, and as defined in, the First Lien Intercreditor Agreement.

“Senior Secured Note Indenture” means the Indenture dated as of 5 November 2009, among the Issuers, the Note Guarantors (as defined therein) and The Bank of New York Mellon, as trustee, principal paying agent, transfer agent and registrar, as amended, extended, restructured, renewed, refunded, novated, supplemented, restated, replaced or modified from time to time.

“Voting Proxy” means a proxy form substantially in the form set out in Schedule 4 authorising the Collateral Agent to exercise the voting power of the Pledgor, subject to Clause 4 (Voting Rights and Dividends).

1.2	Terms defined in the First Lien Intercreditor Agreement

Unless defined in this Agreement or the context otherwise requires, a term defined in the First Lien Intercreditor Agreement has the same meaning in this Agreement and in any notice given under this Agreement.

1.3	Construction

Section 1.01 (Construction; Certain Defined Terms) of the First Lien Intercreditor Agreement will apply as if incorporated in this Agreement or in any notice given under or in connection with this Agreement, as if all references in such clauses to the First Lien Intercreditor Agreement were a reference to this Agreement or such notice.

This Agreement is subject to the terms of the Intercreditor Arrangements. In the event of a conflict between the terms of this Agreement and the Intercreditor Arrangements, the terms of the Intercreditor Arrangements will prevail.

1.4	Secured Properties

The Parties agree that the Secured Properties shall be considered a “Collateral” for the purposes of the Loan Documents.

1.5	Share Pledge Agreement

The Parties agree that this Share Pledge Agreement shall be considered a “Security Document” for the purposes of the Loan Documents.

1.6	The Pledgor acknowledges and agrees that the Collateral Agent’s actions under this Agreement are on the basis of authority conferred under the Principal Finance Documents to which the Collateral Agent is a party, and on directions of the Applicable Representative. In so acting, the Collateral Agent shall have, subject to the terms of the Principal Finance Documents, the protections, immunities, rights, indemnities and benefits conferred on the collateral agent under the Principal Finance Documents.

2.	PLEDGE

2.1	The Pledgor hereby pledges the Pledged Shares to and in favour and for the benefit of the Collateral Agent and the Secured Parties as security for the payment, discharge and satisfaction of the Obligations.

2.2	The Pledgor hereby conditionally assigns any and all of the Related Assets (including, without limitation, upon capital reduction or liquidation of the Company), which shall become an absolute assignment if an Enforcement Event has occurred and is continuing and an Enforcement Notice to the Company is delivered pursuant to Clause 8 (Security Enforcement), to and in favour and for the benefit of the Collateral Agent and the Secured Parties.

2.3	The Pledgor undertakes that if at any time by reason of the acquisition of new shares, amalgamation, takeover, bonus or scrip or for any other reason whatsoever its Pledged Shares represented by share certificates, shares or stock, additional to or different from those originally or subsequently pledged hereunder, and/or other shares will accrue to or be declared in respect of the Pledged Shares in favour of the Pledgor, then the Pledgor will as soon as practicable execute and deliver a Pledge Supplement to the Collateral Agent for the pledge of such other share certificates, shares, and/or stock with the Collateral Agent. Any such other shares and/or stock will be deemed to be included within the definition of the “Pledged Shares” for all purposes hereof.

3.	CREATION AND RELEASE OF PLEDGE

3.1	Creation of Pledge

On the date of this Agreement and of any Pledge Supplement, the Pledgor shall:
3.1.1	give a Notice of Pledge of its Pledged Shares to the Company;

3.1.2	request and procure the Company to deliver to the Collateral Agent a Notice of Acknowledgement, duly signed on behalf of the Company;

3.1.3	deliver to the Collateral Agent the original share certificates representing the Pledged Shares;

3.1.4	deliver the duly executed Voting Proxy authorizing the Collateral Agent to exercise the voting power of the Pledgor subject to Clause 4 (Voting Rights and Dividends); and

3.1.5	deliver the duly executed share transfer form in blank in relation to the Pledged Shares subject to or expressed to be subject to the Transaction Security.
3.2	As soon as reasonably practicable but no later than 2 Business Days after the date of this Agreement and of any Pledge Supplement, the Pledgor shall cause the pledge of its Pledged Shares to the Collateral Agent to be entered in the shareholders’ register book of the Company and deliver to the Collateral Agent copies (certified as true and complete by the authorised persons of the Company) of the relevant pages of the shareholders’ register book of the Company evidencing the entering of such pledge.

3.3	Release

The Security constituted by this Agreement and the effect of this Agreement shall be released, re-assigned and cancelled (to the extent applicable):
3.3.1	by the Collateral Agent (acting on the instructions of the Applicable Representative) at the request and cost of the Pledgor, upon the Obligations being irrevocably paid or discharged in full and none of the Secured Parties being under any further actual or contingent obligation to make advances or provide other financial accommodation to the Pledgor or any other person under any of the Loan Documents; or

3.3.2	in accordance with, and to the extent required by, the Intercreditor Arrangements (to the extent it is possible to give effect to such arrangements under Thai law).

4.	VOTING RIGHTS AND DIVIDENDS

4.1	Voting rights and dividends provided no Enforcement Event has occurred and is continuing

Provided no Enforcement Event has occurred and is continuing, the Pledgor shall:
4.1.1	to the extent permitted under the Principal Finance Documents, be entitled to all proceeds, dividends, interest and other monies or distributions of an income nature arising from the Pledged Shares; and

4.1.2	be entitled to attend all shareholders’ meetings of the Company and exercise all voting rights in relation to the Pledged Shares, provided that the Pledgor shall not exercise such voting rights in any manner which would result in, or otherwise permit or agree to, any:
(a)	variation of the rights attaching to or conferred by all or any part of the Secured Properties; or

(b)	increase in the issued share capital of the Company; or

(c)	exercise, renunciation or assignment of any right to subscribe for any shares or securities; or

(d)	reconstruction, amalgamation, sale or other disposal of the Company or any of the assets of the Company (including the exchange, conversion or reissue of any shares or securities as a consequence thereof), which would adversely affect the validity or enforceability of the Security or which would cause an Enforcement Event to occur. Unless otherwise permitted under the Principal Finance Documents, an exercise of any right referred to in subparagraphs (a) — (d) without the Collateral Agent’s prior written consent will constitute a breach of this Agreement and the proceeds of any such action shall form part of the Secured Properties.
4.2	Voting rights and dividends if an Enforcement Event has occurred and is continuing

If an Enforcement Event has occurred and is continuing and to the extent allowed by applicable law:
4.2.1	the Collateral Agent may, and shall, upon an instruction of the Applicable Representative, (in the name of the Pledgor or otherwise and without any further consent or authority from the Pledgor):
(a)	exercise (or refrain from exercising) the Voting Proxy in respect of any voting rights under the Pledged Shares; and

(b)	apply all dividends, interest and other monies arising from the Pledged Shares which it receives to discharge the Obligations.

The proceeds of any such action shall form part of the Secured Properties and shall be applied to discharging the Obligations as required by this Agreement and by law; and

4.2.2	the Pledgor must procure that all dividends payable thereafter in respect of its Shares are paid directly to the Collateral Agent and shall fully co-operate and instruct the Company to allow the Collateral Agent to exercise its right under the Voting Proxy.
5.	FURTHER ASSURANCE

5.1	Covenant for Further Assurance

Subject to the Agreed Security Principles, the Pledgor will promptly at its own cost do all such acts or execute all such documents (including assignments, transfers, pledges, notices and instructions) as, upon a reasonable instruction of the Applicable Representative, the Collateral Agent may specify (and in such form as the Collateral Agent, upon a reasonable instruction of the Applicable Representative, may require in favour of the Collateral Agent or its nominee(s)) for the purpose of creating and perfecting the Security or exercising the Collateral Rights or assuring the right to enforce the Security created or intended to be created in respect of the Secured Properties (which may include the execution by the Pledgor of a pledge or assignment over all or any of the assets constituting, or intended to constitute, the Secured Properties) or for the exercise of the rights, powers and remedies of the Collateral Agent provided by or pursuant to this Agreement or by law in each case in accordance with the rights vested in it under this Agreement or for rendering any assignment of a benefit pursuant to Clause 16 (Assignment) valid and enforceable by law.

For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Clause 5.1 are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Pledgor.

5.2	Without the prior written consent of the Collateral Agent, the Pledgor shall not, or agree to, do any of the following:
5.2.1	create or allow to exist any encumbrances in connection with the Secured Properties or anything that may result in the Collateral Agent’s rights ranking in priority behind any claim against the Pledgor over the Secured Properties;

5.2.2	sell or transfer or dispose of the Secured Properties;

5.2.3	waive any of its rights or release any person from its obligations in connection with the Secured Properties;

5.2.4	knowingly do or permit to be done anything, or fail to do anything, that would jeopardise or otherwise directly or indirectly prejudice the validity or enforceability of the Security or that would cause an Enforcement Event to occur; and

5.2.5	deal in any other way with the Secured Properties, or allow the Secured Properties or any interest in them to arise or be varied, unless otherwise permitted under the Principal Finance Documents.
5.3	The Pledgor agrees to comply in all respects with any applicable laws and regulations and any requirements of authorities and the Pledgor’s other obligations in connection with the Secured Properties (if failure to do so would have a Material Adverse Effect (as defined in the Credit Agreement or, if the Credit Agreement is no longer in existence, any Additional Agreement)).

6.	REPRESENTATIONS AND WARRANTIES

6.1	The Pledgor represents and warrants to the Collateral Agent that, on the date of this Agreement:
6.1.1	except as disclosed under the Credit Agreement or otherwise permitted by the Principal Finance Documents, the Pledged Shares then in existence have been validly issued and are fully paid;

6.1.2	except to the extent set out in the Credit Agreement, to the best of its knowledge and belief, there are no litigation, arbitration or administrative proceedings of, or before, any court, arbitral body or agency started or threatened against it in respect of the Secured Properties which are reasonably likely to be adversely determined and if adversely determined, could reasonably be expected to have a Material Adverse Effect (as defined in the Credit Agreement, or, if the Credit Agreement is no longer in existence, any Additional Agreement)); and

6.1.3	it has good, valid and marketable title to the Secured Properties then in existence.
6.2	Each of the representations set out in Clause 6.1 will be deemed to be repeated by the Pledgor as true and correct in all material respects on and as of each date a Pledge Supplement is executed with the same effect as though made on and as of such date.

7.	POWER OF ATTORNEY

7.1	Appointment and powers

To the extent permitted by applicable law, the Pledgor by way of security irrevocably appoints the Collateral Agent or receiver or any person delegated by it as an attorney severally to be its attorney and in its name, on its behalf and as its act to execute, deliver and perfect all documents and do all things that the attorney may consider to be required or desirable for:
7.1.1	carrying out any obligation imposed on the Pledgor by this Agreement or any other agreement binding on the Pledgor to which the Collateral Agent is a party (including the execution and delivery of any agreements or any assignments or other security and any transfers of the Secured Properties);

7.1.2	enabling the Collateral Agent to exercise, or delegate the exercise of, all or any of the Collateral Rights; and

7.1.3	enabling any receiver or any person delegated by the Collateral Agent as the attorney to exercise, or delegate the exercise of, any of the rights, powers and authorities conferred on them by or pursuant to this Agreement or by law, provided always that the Collateral Agent may only be entitled to exercise the powers conferred upon it by the Pledgor under this Clause 7 (Power of Attorney) if:
(i)	an Enforcement Event has occurred and is continuing; and/or

(ii)	the Collateral Agent has received notice from the Applicable Representative, the Loan Parties’ Agent and/or the Pledgor that the Pledgor has failed to comply with a further assurance or perfection obligation within 10 Business Days of being notified of that failure (with a copy of that notice being sent to the Loan Party’s Agent), provided further that the Collateral Agent shall not be obliged to exercise the powers conferred upon it by the Pledgor under this Clause 7 (Power of Attorney) unless and until it shall have been (a) instructed to do so by the Applicable Representative and (b) indemnified and/or secured and/or prefunded to its satisfaction.

7.2	Ratification

The Pledgor shall ratify and confirm all things done and all documents executed by the attorney in the exercise or purported exercise of all or any of its powers in accordance with the terms hereof.

8.	SECURITY ENFORCEMENT AND INSTRUCTION OF APPLICABLE REPRESENTATIVE

8.1	The Pledgor acknowledges and agrees that if an Enforcement Event has occurred and is continuing and at any time thereafter, the Collateral Agent shall be entitled to but not obliged to:
8.1.1	deliver to the Pledgor an Enforcement Notice to the Pledgor;

8.1.2	deliver to the Company an Enforcement Notice to the Company; and

8.1.3	cause the pledge constituted under or pursuant to Clause 2 (Pledge) to become enforceable by sale of the Pledged Shares in accordance with this Agreement and the Principal Finance Documents and as allowed and subject to applicable law, provided that the Collateral Agent shall only exercise such rights upon the instruction of the Applicable Representative.

8.2	Each of the parties agree that (i) the time provided in a notice served under the Credit Agreement and/or the Senior Secured Note Indenture and/or an Additional Agreement to the relevant Loan Parties if an Enforcement Event has occurred and is continuing for the performance of their obligations; and (ii) the 10 Business Days specified in the Enforcement Notice to the Pledgor, are the reasonable time for such Loan Parties and the Pledgor (as a Loan Party) to remedy the Enforcement Event and to perform their obligations as referred to under Section 764 of the Civil and Commercial Code of Thailand. Each of the parties further agree that each of the notice referred to in (i) and the Enforcement Notice to the Pledgor is a notification to a debtor as required under Section 764 of the Civil and Commercial Code of Thailand.

8.3	The Collateral Agent may enforce the pledge granted under this Agreement before it enforces other rights or remedies available to it:
8.3.1	against any other person; or

8.3.2	under another document, such as another encumbrance.
If the Collateral Agent has more than one encumbrance, it may enforce them in any order it chooses.

8.4	Subject to applicable law, the Collateral Agent need not, except to take any action the Collateral Agent considers appropriate to secure its interest under this Agreement or to enforce the Security to the extent permitted or required by applicable law or under this Agreement:
8.4.1	do anything to obtain payment of any dividends or other income in respect of any Secured Properties (other than to comply with the applicable exchange control regulations of Thailand then in force); or

8.4.2	vote at any meeting of shareholders of the Company; or

8.4.3	exercise rights in respect of any Secured Properties,
even if it has reason to believe that the Secured Properties may depreciate in value. The Collateral Agent is not responsible for loss occasioned by such a failure to act or delay in so acting.

8.5	The Collateral Agent shall be entitled to apply proceeds of an enforcement of the Security towards satisfaction of the Obligations without limitation in respect of:
8.5.1	all and any amounts which are owed under the Loan Documents by the Pledgor itself, any of the Companies or by any of their subsidiaries; and

8.5.2	all and any amounts which correspond to funds that have been borrowed or otherwise raised under the Loan Documents, in each case to the extent borrowed, on-lent or otherwise passed on to, or issued for the benefit of, the Pledgor, any of the Companies or any of their subsidiaries, or for the benefit of any of their creditors and in each case not repaid and outstanding from time to time

(in aggregate, the “Unlimited Enforcement Amount”).
8.6	Besides an application of proceeds from an enforcement of the Security towards satisfaction of the Obligations in respect of the Unlimited Enforcement Amount pursuant to Clause 8.5 above, the Collateral Agent shall not be entitled to apply proceeds of an enforcement of the Security towards satisfaction of the Obligations but shall return to the Pledgor proceeds of an enforcement of the Security if and to the extent that:
8.6.1	the Security secures the obligations of a Grantor which is (x) a shareholder of the Pledgor or (y) an affiliated company (verbundenes Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) of a shareholder of the Pledgor (other than the Pledgor and its subsidiaries); and

8.6.2	the application of proceeds of an enforcement of the Security towards the Obligations would have the effect of (x) reducing the Pledgor’s net assets (Reinvermögen) (the “Net Assets”) to an amount of less than its stated share capital (Stammkapital) or, if the Net Assets are already an amount of less than its stated share capital, of causing such amount to be further reduced and (y) would thereby affect the assets required for the obligatory preservation of the Pledgor’s stated share capital (Stammkapital) according to section 30, 31 German Limited Liability Companies Act (Gesetz betreffend die Gesellschaften mit beschränkter Haftung) provided that the amount of the stated share capital to be taken into consideration shall be the amount registered in the commercial register at the date hereof, and any increase of the stated share capital registered after the date of this Agreement shall only be taken into account if such increase has been effected with the prior written consent of the Collateral Agent.
8.7	The Net Assets shall be calculated as an amount equal to the sum of the values of the Pledgor’s assets (consisting of all assets which correspond to the items set forth in section 266 sub-section(2) A, B and C of the German Commercial Code (Handelsgesetzbuch) less the aggregate amount of the Pledgor’s liabilities (consisting of all liabilities and liability reserves which correspond to the items set forth in section 266 sub-section (3) B, C and D of the German Commercial Code), save that:
8.7.1	any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset and that is not necessary for the Pledgor’s business (nicht betriebsnotwendig) shall be taken into account with its market value;

8.7.2	obligations under loans provided to the Pledgor by any member of the Group or any other affiliated company shall not be taken into account as liabilities as far as such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Pledgor; and

8.7.3	obligations under loans or other contractual liabilities incurred by the Pledgor in violation of the provisions of the Loan Documents shall not be taken into account as liabilities.

The Net Assets shall be determined in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and be based on the same principles that were applied by the Pledgor in the preparation of its most recent annual balance sheet (Jahresbilanz).

It is understood that the assets of the Pledgor will be assessed at liquidation values (Liquidationswerte) if the managing directors of the Pledgor, at the time they prepare the Management Determination (as defined below) are, due to factual or legal circumstances at that time, in their opinion not able to make a positive prognosis as to whether the business of the Pledgor can carry on as a going concern (positive Fortführungsprognose), in particular when the Security is enforced.

8.8	The limitations set out in Clause 8.6 above shall only apply if and to the extent that:
8.8.1	without undue delay, but not later than within 5 business days, after receipt of a notification by the Collateral Agent of its intention to enforce any of the Security (the “Notice”), the Pledgor has confirmed in writing to the Collateral Agent (x) to what extent such Security is up-stream or cross-stream security as described in Clause 8.6 above and (y) which amount of proceeds of an enforcement of the Security attributable to the enforcement of such up-stream or cross-stream security cannot be applied towards satisfaction of the Obligations but would have to be returned to the Pledgor as it would otherwise cause the Net Assets of the Pledgor to fall below its stated share capital (taking into account the adjustments set out in Clause 8.7 above) and such confirmation is supported by evidence reasonably satisfactory to the Collateral Agent (the “Management Determination”) and the Collateral Agent has not contested this and argued that no or a lesser amount would be necessary to maintain the Pledgor’s stated share capital; or

8.8.2	within 20 business days from the date the Collateral Agent has contested the Management Determination, the Collateral Agent receives from the Pledgor an up to date balance sheet prepared by a firm of auditors of international standard and reputation (the “Determining Auditors”) which shows the value of the Pledgor’s Net Assets (the “Balance Sheet”). The Balance Sheet shall be prepared in accordance with the principles set out in Clause 8.7 above, provided that the final sentence of Clause 8.7 above shall not apply unless the Determining Auditors have in an independent assessment determined that the assets of the Pledgor should be evaluated at liquidation values (Liquidationswerte) in accordance with the generally accepted accounting principles applicable from time to time in Germany (Grundsätze ordnungsmäßiger Buchführung) and shall contain further information (in reasonable detail) relating to items to be adjusted pursuant to Clause 8.7 above. If the Pledgor fails to deliver a Balance Sheet within the aforementioned time period, the Collateral Agent shall be entitled to apply the proceeds of an enforcement of the Security towards satisfaction of the Obligations irrespective of the limitations set out in Clause 8.6 above.
8.9	If the Collateral Agent, on the reasonable instruction of the Applicable Representative, disagrees with the Balance Sheet, the Collateral Agent shall be entitled to apply proceeds of an enforcement of the Security (in accordance with applicable law) in satisfaction of the Obligations up to an amount which, according to the Balance Sheet, can be applied in satisfaction of the Obligations in compliance with the limitations set out in Clause 8.6 above. In relation to any additional amounts for which the Pledgor is liable under this Agreement, the Collateral Agent and the Secured Parties shall be entitled to further pursue their claims (if any) and the Pledgor shall be entitled to prove that this amount is necessary for maintaining its stated share capital (calculated as of the date the Collateral Agent give an Enforcement Notice to Pledgor).
For the avoidance of doubt, it is acknowledged that the Collateral Agent is permitted to act on the instructions of the Applicable Representative in accordance with Clause 2.02(a)(i) of the First Lien Intercreditor Agreement. It is further acknowledged that the Collateral Agent may assume that any and all instructions received by it from the Applicable Representative under this Clause 8.9 are reasonable, and that any question as to the reasonableness or otherwise of such instructions shall be determined as between the Applicable Representative and the Pledgor.

8.10	No reduction of the amount enforceable or applicable towards satisfaction of the Obligations under these Clauses 8.5 to 8.10 will prejudice the right of the Collateral Agent and the Secured Parties to continue enforcing the Security (subject always to the operation of the limitations set out above at the time of such enforcement) until full satisfaction to the claims secured.

9.	PLEDGOR’S OBLIGATIONS

The obligations of the Pledgor and the Collateral Rights shall not be discharged, impaired or otherwise affected by:

9.1	any winding-up, dissolution, judicial management, administration or reorganisation of or other change in any of the Loan Parties or any other company, corporation, partnership or other person;

9.2	any time or other indulgence being granted to any of the Loan Parties or any other company, corporation, partnership or other person;

9.3	any amendment, variation, waiver or release of any of the Obligations;

9.4	any failure to take or failure to realise the value of any other collateral in respect of the Obligations or any release, discharge, exchange or substitution of any such collateral; or

9.5	any other act, event or omission which but for this provision would or might operate to impair, discharge or otherwise affect the obligations of the Pledgor hereunder.

10.	DELEGATION

Subject to Section 4.05 of the First Lien Intercreditor Agreement (to the extent permitted by Thai law), each of the Collateral Agent and any receiver shall have full power to delegate (either generally or specifically) the powers, authorities and discretions conferred on it by this Agreement (including the power of attorney) on such terms and conditions as it shall see fit which delegation shall not preclude either the subsequent exercise, any subsequent delegation or any revocation of such power, authority or discretion by the Collateral Agent or the receiver itself.

11.	EFFECTIVENESS OF SECURITY AND COLLATERAL RIGHTS

11.1	Rights Cumulative

The Security and the Collateral Rights shall be cumulative, in addition to and independent of every other security that the Collateral Agent or any other Secured Party may at any time hold for the Obligations or any rights, powers and remedies provided by law. No prior security held by the Collateral Agent or any other Secured Party over the whole or any part of the Secured Properties shall merge into the Security.

11.2	No Waiver
11.2.1	No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent, any Collateral Right shall operate as a waiver, nor shall any single or partial exercise of that Collateral Right prevent any further or other exercise of that or any other Collateral Right.

11.2.2	No waiver by the Collateral Agent of any of its rights under this Agreement shall be effective unless given in writing.
11.3	Illegality, Invalidity, Unenforceability

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

11.4	No liability

None of the Collateral Agent or its nominee(s) or any receiver or delegate appointed pursuant to this Agreement shall be liable by reason of (a) taking any action permitted by this Agreement or (b) any neglect or default in connection with the Pledged Shares or (c) taking possession of or realising all or any part of the Pledged Shares, except to the extent provided in the Principal Finance Documents.

11.5	Continuing security

The Security from time to time constituted by this Agreement is a continuing security and will remain in full force and effect as a continuing security until released or discharged by the Collateral Agent.

No part of the Security from time to time constituted by this Agreement will be considered satisfied or discharged by any intermediate payment, discharge or satisfaction of the whole or any part of the Obligations, unless such part of the

Security is so discharged by the Collateral Agent to the extent permitted by the applicable law.

11.6	Immediate recourse

To the extent permitted by the applicable law, the Pledgor waives any right it may have of first requiring the Collateral Agent or a Secured Party to proceed against or enforce any other rights or Security or claim payment from any person before claiming from the Pledgor under this Agreement. This waiver applies irrespective of any provision of this Agreement or any other Loan Document or other applicable agreement to the contrary.

11.7	Clawback

In the event (i) any settlement or discharge of any or all of the indebtedness of the Pledgor is subsequently nullified for any reason whatsoever, and/or (ii) an order or judgment is made to the detriment of the Collateral Agent or any of the Secured Parties under Section 237 of the Civil and Commercial Code of Thailand (or any modification or re-enactment thereof from time to time in force) or under any of Sections 90/40, 90/41, 113, 114 and/or 115 of the Bankruptcy Act B.E. 2483 (or any modification or re-enactment thereof from time to time in force) or analogous provisions under similar laws of any other jurisdiction (including, without limitation, the jurisdiction in which the Pledgor is incorporated) directing the Collateral Agent or any Secured Party to pay any sum received or held by it from the Pledgor or from any other person to settle all or part of the debt of the Pledgor to a plan preparer, a plan administrator, a receiver or an official receiver, liquidator or creditor of the Pledgor or other person or officer performing similar functions, then, (a) the returned moneys, losses, damages, costs and expenses of the Collateral Agent or such Secured Party arising as a result of such nullified settlement or discharge, and/or (b) the sum paid by it pursuant to such order or judgment, will be recoverable from the Pledgor on demand.

11.8	No prejudice

The Security and the Collateral Rights shall not be prejudiced by any unenforceability or invalidity of any other agreement or document or by any time or indulgence granted to the Pledgor or any other person by the Collateral Agent or any other Secured Party or by any variation of the terms upon which the Collateral Agent holds the Security or by any other thing which might otherwise prejudice the Security or any Collateral Right.

12.	INDEMNITY

To the extent set out in Section 4.11 (Indemnity) of the First Lien Intercreditor Agreement, the Pledgor shall, notwithstanding any release or discharge of all or any part of the Security, indemnify the Collateral Agent, its agents, attorneys, any delegate, and any receiver against any action, proceeding, claims, losses, liabilities, expenses, demands, taxes and costs which it may sustain as a consequence of any breach by the Pledgor of the provisions of this Agreement, the exercise or purported exercise of any of the Collateral Rights or otherwise relating to the Pledged Shares.

13.	APPLICATION OF PROCEEDS

All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) shall be applied in or towards the discharge of any of the Obligations in accordance with the terms of the Intercreditor Arrangements.

14.	SUSPENSE ACCOUNTS

All monies received, recovered or realised by the Collateral Agent under this Agreement (including the proceeds of any conversion of currency) may in the discretion of the Collateral Agent be credited to any interest bearing suspense or impersonal account maintained with the Collateral Agent or any bank, building society or financial institution as it considers appropriate and may be held in such account for so long as the Collateral Agent may think fit pending their application from time to time (as the Collateral Agent is entitled to do in its discretion) in or towards the discharge of any of the Obligations and, save as provided herein, no party will be entitled to withdraw any amount at any time standing to the credit of any suspense or impersonal account referred to above. Notwithstanding the foregoing, the Collateral Agent shall pay to the Pledgor any amounts required to be returned to the Pledgor following an enforcement of the pledge by virtue of Clause 8 (Security Enforcement).

15.	NOTICES

Any communication to be made by one person to another under or in connection with this Agreement shall be made in accordance with Section 5.01 (Notices) of the First Lien Intercreditor Agreement.

16.	CURRENCY CONVERSION

In order to apply any sum held or received by the Collateral Agent in or towards payment of the Obligations, the Collateral Agent (acting reasonably) may purchase an amount in another currency and the rate of exchange to be applied shall be that at which, at such time as it considers appropriate, the Collateral Agent is able to effect such purchase.

17.	ASSIGNMENT

17.1	Permitted Successors

This Agreement shall be binding upon and shall inure to the benefit of each party and its direct or subsequent legal successors, permitted transferees and assigns.

17.2	Collateral Agent Successors

This Agreement shall remain in effect despite any amalgamation or merger (however effected) relating to the Collateral Agent; and references to the Collateral Agent shall include any assignee or successor in title of the Collateral Agent and any person who, under the laws of its jurisdiction of incorporation or domicile, has assumed the rights and obligations of the Collateral Agent under this Agreement or to which, under such laws, those rights and obligations have been transferred.

17.3	Disclosure

Subject to Section 9.16 (Confidentiality) of the Credit Agreement and the terms of the other Principal Finance Documents, the Collateral Agent shall be entitled to disclose such information concerning the Pledgor and this Agreement as the Collateral Agent considers appropriate to any actual or proposed direct or indirect successor or to any person to whom information may be required to be disclosed by applicable law.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

19.	LAW AND JURISDICTION

This Agreement shall take effect under and be governed by and construed in accordance with the laws of Thailand. All Parties irrevocably agree that the courts of Thailand are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.
THIS AGREEMENT has been signed on behalf of each of the Collateral Agent, the Secured Parties and the Pledgor and is delivered by it on the date specified above.

SCHEDULE 1
DETAILS OF EXISTING SHARES

	Serial No. of Shares
Share Certificate No.	From	To	Total Number of Shares
	00000001	00649987
1	00649994	06500000	6,499,994
02/09	649989	—	1
03/09	649992	—	1
04/09	649993	—	1
8	6500001	30706930	24,206,930

Total			30,706,927

SCHEDULE 2
FORM OF NOTICE OF PLEDGE

To:	SIG Combibloc Ltd. (the “Company”)

For the attention of:	The Managing Director of the Company

Attached:	A photocopy of [Share Pledge Agreement dated [•] (the “Share Pledge Agreement”)] / [Pledge Supplement dated [•] (the “Pledge Supplement”)]
[Date]
We, SIG Combibloc Holding GmbH, hereby notify you of the pledge of the shares represented by the following share certificates issued by the Company pursuant to the [Share Pledge Agreement] / [Pledge Supplement] made between SIG Combibloc Holding GmbH as Pledgor, Wilmington Trust (London) Limited as Collateral Agent and the Secured Parties (as defined therein).

Serial No. of Shares
Certificate No.	From	To	No. of Pledged Shares

Accordingly, please acknowledge and register and record this pledge in favour of the Collateral Agent who is acting on behalf of the Secured Parties in the shareholder registry book of the Company as follows:
“The share(s) no(s). [•] represented by the share certificate(s) no(s). [•] is/are subject to a pledge pursuant to the terms and conditions of a Share Pledge Agreement with respect to shares in SIG Combibloc Ltd. dated ___________________ between SIG Combibloc Holding GmbH as Pledgor, Wilmington Trust (London) Limited of 6 Broad Street Place, London EC2M 7JH, United Kingdom, as Collateral Agent and the Secured Parties (as defined therein) [and a Pledge Supplement dated [•]]”

Yours sincerely

for and on behalf of
SIG COMBIBLOC HOLDING GMBH

SCHEDULE 3
FORM OF NOTICE OF ACKNOWLEDGEMENT
[Letterhead of SIG Combibloc Ltd.]

To:	Wilmington Trust (London) Limited as Collateral Agent

To:	The Secured Parties (as defined in the Share Pledge Agreement)
[Date]
We refer to the request made by SIG Combibloc Holding GmbH (the “Pledgor”), a shareholder of SIG Combibloc Ltd. (the “Company”) and hereby notify you that the Company has registered and recorded the pledge of [number of shares] shares represented by share certificate no. [•] (the “Shares”) under the [Share Pledge Agreement] / [Pledge Supplement] dated [•] between SIG Combibloc Holding GmbH as pledgor, Wilmington Trust (London) Limited as collateral agent and the Secured Parties (as defined therein) [(the “Share Pledge Agreement”)] / [(the “Pledge Supplement”)] in the shareholders’ registry book of the Company on [date].
We acknowledge that the Shares are pledged as Security for the Obligations. We agree that following an Enforcement Notice to the Company from you to us that an Enforcement Event has occurred and is continuing: (i) we will pay to you all dividends payable thereafter relating to the Shares; and (ii) we will accept, and have no objection against you exercising your rights under, the Voting Proxy executed by the Pledgor authorising you to attend and cast any and all voting rights in respect of the Shares at any shareholders meeting of the Company and effecting sales of the Shares in accordance with the [Share Pledge Agreement] / [Pledge Supplement], subject to applicable law.
Unless defined, terms used herein shall have the same meaning as ascribed to it in the [Share Pledge Agreement] / [Pledge Supplement].

Yours faithfully

Authorised Signatory
SIG COMBIBLOC LTD.

SCHEDULE 4
FORM OF VOTING PROXY
Date
Place
We, SIG Combibloc Holding GmbH, being a shareholder of SIG Combibloc Ltd. (the “Company”), holding the number of share(s) in the Company specified below (the “Shares”), hereby irrevocably appoint and authorise Wilmington Trust (London) Limited to be our proxy (with full power to appoint, by written notice to the Company, on any one or more occasions, any one or more substitutes for any or all meetings), if an Enforcement Event has occurred and is continuing (as defined in the Share Pledge Agreement), (i) to attend and exercise any and all voting rights on our behalf at any general meeting (including any adjournments thereof) of shareholders of the Company to be held at any time; and (ii) exercise any other rights specified in the Loan Documents (as defined in the Share Pledge Agreement dated ___________________ between ourselves as pledgor, Wilmington Trust (London) Limited as collateral agent and the Secured Parties (as defined therein) (the “Share Pledge Agreement”)) in respect of the Shares, in accordance with such documents.
Details of the Share:

Shareholder	Serial No. of Pledged Shares		Total Number of
Registration No.	From	To	Pledged Shares

In witness whereof, this Proxy has been signed as of the date first written above.
SIG COMBIBLOC HOLDING GMBH
Signed
            (                                           )
Signed                                           Witness
             (                                          )
Signed                                           Witness
             (                                          )

SCHEDULE 5
FORM OF PLEDGE SUPPLEMENT

To:	Wilmington Trust (London) Limited as Collateral Agent

To:	The Secured Parties (as defined in the Share Pledge Agreement)
[Date]
Dear Sirs
1.	Reference is made to the Share Pledge Agreement dated [•] between between SIG Combibloc Holding GmbH as pledgor, Wilmington Trust (London) Limited as collateral agent and the Secured Parties (as defined therein) in respect of the shares in SIG Combibloc Ltd. (the “Share Pledge Agreement”).

2.	We, SIG Combibloc Holding GmbH (the “Pledgor”), being the owner of the ordinary shares of [•] identified in the Annex hereto (the “Shares”), hereby pledge to Wilmington Trust (London) Limited (the “Collateral Agent”) and the Secured Parties in accordance with the Share Pledge Agreement the Shares for the payment of the Obligations.

3.	The Pledgor will take such action with respect to this pledge of shares as is required under the Share Pledge Agreement and in particular as required by Clauses 3.1 and 3.2 (Creation of Pledge) of the Share Pledge Agreement.

4.	The Pledgor hereby represents and warrants that the representations and warranties of the Pledgor set forth in the Share Pledge Agreement are true and correct in all material respects as of the date hereof with the same effect as though made on and as of the date of this Pledge Supplement.

5.	All terms and conditions set forth in the Share Pledge Agreement will apply to this Pledge Supplement and be deemed to be incorporated mutatis mutandis as if fully set out herein.

The Pledgor SIG COMBIBLOC HOLDING GMBH

Address:
Attention: Facsimile:

ANNEX TO PLEDGE SUPPLEMENT
The Shares Pledged Pursuant to this Pledge Supplement

Total Number of
Share Certificate No.	Serial No. of Pledged Shares		Pledged Shares
	From	To

Total

SCHEDULE 6
FORM OF ENFORCEMENT NOTICE TO COMPANY

To:	SIG Combibloc Ltd. (the “Company”)
Date:
Dear Sirs,
The Share Pledge Agreement dated [•] between SIG Combibloc Holding GmbH as Pledgor, Wilmington Trust (London) Limited as Collateral Agent and the Secured Parties (as defined therein) (the “Share Pledge Agreement”)
Unless otherwise defined herein, terms used herein shall have the same meanings as ascribed to them in the Share Pledge Agreement.
We, Wilmington Trust (London) Limited, in our capacity as Collateral Agent, hereby notify you, pursuant to Clause 8 (Security Enforcement) of the Share Pledge Agreement, that an Enforcement Event has occurred and is continuing.
You are hereby instructed and obliged, with immediate effect and until further notice, to:
1.	pay to us, on and after the date hereof, all dividends payable relating to the shares specified below (the “Shares”); and

2.	accept, and have no objection against us exercising our rights under the Voting Proxy dated [•] executed by SIG Combibloc Holding GmbH authorising us to attend and cast any and all voting rights in respect of the Shares at any shareholders meeting of the Company and effecting sales of the Shares.
Details of the Share:

Serial No. of Pledged Shares
Share Certificate No.	From	To	Total Number of Pledged Shares

Yours faithfully

Wilmington Trust (London) Limited
in its capacity as Collateral Agent acting in its own right and for and on behalf of the Secured Parties

SCHEDULE 7
FORM OF ENFORCEMENT NOTICE TO PLEDGOR

To:	SIG Combibloc Holding GmbH (the “Pledgor”)
Date:
Dear Sirs,
The Share Pledge Agreement dated [•] between the Pledgor, Wilmington Trust (London) Limited as Collateral Agent and the Secured Parties (as defined therein) (the “Share Pledge Agreement”)
Unless otherwise defined herein, terms used herein shall have the same meanings as ascribed to them in the Share Pledge Agreement.
We, Wilmington Trust (London) Limited in our capacity as Collateral Agent, hereby notify you, pursuant to Clause 8 (Security Enforcement) of the Share Pledge Agreement that an Enforcement Event has occurred and is continuing.
Accordingly, the Pledgor as a Loan Party is hereby notified to remedy the Event of Default giving rise to a continuing Enforcement Event within 10 Business Days after Pledgor’s receipt of this notice. The Collateral Agent will sell the Pledged Shares by public auction if the Pledgor as a Loan Party fails to comply with this notice or unless agreed otherwise between the Pledgor and the Collateral Agent to enforce by other means.
If not agreed otherwise, the auction will take place at [ time ] on [date] at [place].
This notice is a notification under Section 764 of the Civil and Commercial Code of Thailand.
Details of the Shares:

Serial No. of Pledged Shares
Share Certificate No.	From	To	Total Number of Pledged Shares

Yours faithfully

Wilmington Trust (London) Limited
in its capacity as Collateral Agent acting in its own right and for and on behalf of the Secured Parties

EXECUTION PAGE
THE PLEDGOR
EXECUTED for and on behalf of
SIG COMBIBLOC HOLDING GMBH

By:	/s/ Philip West		By:	/s/ Helen Golding

	Name:	Philip West		Name:	Helen Golding
	Title:	Authorised Signatory		Title:	Authorised Signatory

Witness:

By:	/s/ Fiona Singh

	Name:	Fiona Singh

THE COLLATERAL AGENT
EXECUTED for and on behalf of
WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager

Witness:
By:	/s/ Michael Qulyuan
	Name:	Michael Qulyuan

THE SECURED PARTIES
EXECUTED for and on behalf of the Secured Parties by the Collateral Agent
WILMINGTON TRUST (LONDON) LIMITED

By:	/s/ Elaine Lockhart
	Name:	Elaine Lockhart
	Title:	Relationship Manager

Witness:
By:	/s/ Michael Qulyuan
	Name:	Michael Qulyuan